SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549


                                 FORM 8-K

                              CURRENT REPORT
                       ____________________________


                      PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 1-6085

                             November 3, 2000
             Date of Report (Date of earliest event reported)
                       ____________________________



                                 IBP, inc.
                          a Delaware Corporation
               I.R.S. Employer Identification No. 42-0838666


                          800 Stevens Port Drive
                     Dakota Dunes, South Dakota 57049
                          Telephone 605-235-2061


                       ____________________________

                            page 1 of 41 pages


      ITEM 5.  OTHER EVENTS

      As previously reported in the registrant's Form 10-K for the year ended December 25, 1999, on February 7, 2000, the company
      acquired   Corporate  Brand  Foods  America,  Inc.  ("CBFA"),   a
      privately  held  processor  and  marketer  of  meat  and  poultry
      products  for  the  retail  and  foodservice  markets.   In   the
      transaction,  which was accounted for as a pooling of  interests,
      IBP  issued 14.4 million common shares for all of the outstanding
      stock   of   CBFA.   The  company  is  filing  certain  financial
      information, including the restated audited consolidated balance sheets of the Company as of December 25, 1999 and December 26,
      1998   and  the  restated  audited  consolidated  statements   of
      earnings, changes in redeemable stock, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 25, 1999, together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, which give retroactive effect to the merger of CBFA. The company is filing certain financial information, including the restated audited consolidated balance sheets of the Company as of December 25, 1999 and December 26, 1998 and the restated audited consolidated statements of earnings, changes in redeemable stock, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 25, 1999, together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, which give retroactive effect to the merger of CBFA.


      ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      a) Supplemental Consolidated Selected Financial Data, Supplemental Consolidated Financial Statements and noted thereto, Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations, and Supplemental Financial Statement Schedules (restated to give effect to merger accounted for as pooling of interests).

          Supplemental Selected Financial Data

          Supplemental Financial Statements

            Consolidated  Balance  Sheets  -  December  25,  1999   and
            December 26, 1998

            Consolidated Statements of Earnings - Years ended December 25, 1999, December 26, 1998, and December 28, 1997

            Consolidated Statements of Changes in Redeemable Stock, Common Stockholders' Equity and Comprehensive Income - Years ended December 25, 1999, December 26, 1998, and December 28, 1997

            Consolidated  Statements  of  Cash  Flows  -  Years   ended
            December  25,  1999, December 26, 1998,  and  December  28,
            1997

            Notes to Consolidated Financial Statements

            The  supplementary  data  regarding  quarterly  results  of
            operations   set  forth  in  Note  P.  "Quarterly   Results
            (Unaudited)"

            Supplemental  Management's  Discussion  and   Analysis   of
            Financial Condition and Results of Operations

          Independent Auditors' Report

          Schedule II - Supplemental Valuation and Qualifying Accounts

      b)  Exhibits

          Consent of PricewaterhouseCoopers LLP
          Exhibit 27.1  Restated Financial Data Schedule
          Exhibit 27.2  Restated Financial Data Schedule
          Exhibit 27.3  Restated Financial Data Schedule
                                          IBP, INC.

      November 3, 2000                   By:
                                             /s/ Larry Shipley
                                             -----------------------
                                             Chief Financial Officer


Selected Financial Data
-----------------------
(in thousands, except net sales and per share data)

                                             52 Weeks Ended
                        ----------------------------------------------------------
                          Dec. 25,    Dec. 26,   Dec. 27,    Dec. 28,   Dec. 30,
                            1999        1998       1997        1996       1995
                        ----------------------------------------------------------
OPERATIONS:
Net sales (in millions)  $   14,635 $   13,277 $   13,446 $   12,539 $   12,668
Gross profit              1,003,728    737,534    471,427    443,582    604,068
Selling, general
 and administrative
 Expenses                   445,606    344,596    233,541    120,674    123,972
Earnings from
 Operations                 558,122    392,938    237,886    322,908    480,096

Interest expense, net        67,816     57,571     44,173      3,373     20,784

Income taxes                173,642    127,577     73,739    120,800    179,200
Extraordinary loss (1)         -       (14,815)      -          -       (22,189)
(1)

Net earnings                316,664    192,975    119,974    198,735    257,923

PER SHARE DATA:
Earnings per diluted
 share -
 Earnings before
  extraordinary item          $2.94      $1.95      $1.18      $2.07      $2.92
 Extraordinary loss (1)         -         (.14)       -          -         (.23)
 Net earnings                  2.94       1.81       1.18       2.07       2.69

Dividends per share
 share                          .10        .10        .10        .10        .10

FINANCIAL CONDITION:
Working capital          $  157,632 $  251,254 $  218,400 $  540,903 $  427,241

Total assets              4,151,292  3,313,019  2,971,512  2,174,495  2,027,601

Long-term obligations       789,861    761,182    635,006    260,008    260,752

Stockholders' equity      1,717,102  1,408,619  1,243,847  1,203,655  1,022,939

 (1) Extraordinary loss on early extinguishment of debt, net of applicable income taxes.

                        IBP, inc. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
              (In thousands, except share and per share data)

                                                    December      December
                                                       25,           26,
                                                      1999          1998
                                                    --------      --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                       $   33,294    $   28,829
  Marketable securities                                 -            1,400
  Accounts receivable, less allowance for
    doubtful accounts of $17,797 and $13,110         853,234       635,215
  Inventories (Note B)                               619,977       454,897
  Deferred income tax benefits (Note E)               60,820        55,110
  Prepaid expenses                                    21,138        14,513
                                                   ---------     ---------
    TOTAL CURRENT ASSETS                           1,588,463     1,189,964
                                                   ---------     ---------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and land improvements                         124,053       109,600
  Buildings and stockyards                           694,212       581,129
  Equipment                                        1,373,054     1,156,793
                                                   ---------     ---------
                                                   2,191,319     1,847,522
  Accumulated depreciation and amortization         (960,391)     (857,606)
                                                   ---------     ---------
                                                   1,230,928       989,916
  Construction in progress                           131,837       168,256
                                                   ---------     ---------
                                                   1,362,765     1,158,172
                                                   ---------     ---------
OTHER ASSETS:
  Goodwill, net of accumulated amortization
    of $189,395 and $160,908                       1,054,839       826,866
  Other                                              145,225       138,017
                                                   ---------     ---------
                                                   1,200,064       964,883
                                                   ---------     ---------
                                                  $4,151,292    $3,313,019
                                                   =========     =========
LIABILITIES, REDEEMABLE STOCK AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note D)  $  731,066    $  629,836
  Notes payable to banks (Note C)                    542,060       140,967
  Federal and state income taxes                     138,910       152,122
  Deferred income taxes (Note E)                       3,361         1,818
  Other                                               15,434        13,967
                                                   ---------     ---------
    TOTAL CURRENT LIABILITIES                      1,430,831       938,710
LONG-TERM OBLIGATIONS (Notes C and F)                789,861       761,182
DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes (Note E)                       8,762        25,057
  Other                                              160,172       149,559
                                                   ---------     ---------
                                                     168,934       174,616
                                                   ---------     ---------

REDEEMABLE STOCK                                      44,564        29,892
                                                   ---------     ---------
STOCKHOLDERS' EQUITY:
  Common stock                                         4,964         4,964
  Additional paid-in capital                         404,463       409,564
  Retained earnings                                1,375,590     1,070,930
  Accumulated other comprehensive income              (8,600)      (16,456)
  Treasury stock, at cost                            (59,315)      (60,383)
                                                   ---------     ---------
    TOTAL STOCKHOLDERS' EQUITY                     1,717,102     1,408,619
                                                   ---------     ---------
                                                  $4,151,292    $3,313,019
                                                   =========     =========

See notes to consolidated financial statements.


                        IBP, inc. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)

                                              52 Weeks Ended
                               --------------------------------------------
                               December 25,    December 26,    December 27,
                                   1999            1998            1997
                               ------------    ------------    ------------

Net sales (Note A)              $14,635,036    $13,276,708     $13,446,498
Cost of products sold            13,631,308     12,539,174      12,975,071
                                 ----------     ----------      ----------
Gross profit                      1,003,728        737,534         471,427

Selling, general and
  administrative expenses           445,606        344,596         233,541
                                 ----------     ----------      ----------

Earnings from operations            558,122        392,938         237,886

Interest:
  Incurred                          (81,989)       (70,011)        (56,172)
  Capitalized                         8,589          7,976           6,933
  Income                              5,584          4,464           5,066
                                 ----------     ----------      ----------
                                    (67,816)       (57,571)        (44,173)
                                 ----------     ----------      ----------

Earnings before income taxes
  and extraordinary item            490,306        335,367         193,713

Income taxes (Note E)               173,642        127,577          73,739
                                 ----------     ----------      ----------
Earnings before extraordinary
  Item                              316,664        207,790         119,974

Extraordinary loss on early
  extinguishment of debt,
  less applicable taxes
  (Note F)                            -            (14,815)           -
                                 ----------     ----------      ----------
Net earnings                    $   316,664    $   192,975     $   119,974
                                 ==========     ==========      ==========

Earnings per share (Note K):
  Earnings before
    extraordinary item                $3.25          $2.13           $1.25
  Extraordinary item                    -             (.16)            -
                                       ----           ----            ----
  Net earnings                        $3.25          $1.97           $1.25
                                       ====           ====            ====

Earnings per share - assuming dilution:
  Earnings before extraordinary
    item                              $2.94          $1.95           $1.18
  Extraordinary item                    -             (.14)            -
                                       ----           ----            ----
  Net earnings                        $2.94          $1.81           $1.18
                                       ====           ====            ====


See notes to consolidated financial statements.




                           IBP, inc. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                      (in thousands, except per share data)

                                       Total                                Accumulated
                             Redeem-   Stock-           Additional             Other
                              able     holders'   Common   Paid-in   Retained Comprehensive Treasury
                              Stock    Equity     Stock    Capital   Earnings    Income      Stock
                             --------------------------------------------------------------------------
Balances, December 28, 1996 $    -  	$1,203,655   $ 4,750 $ 427,456 $  779,199 $      (32) $ (7,718)
                                         ---------
Comprehensive income:
 Net earnings                              119,974                        119,974
 Other comprehensive income:
  Foreign currency
   translation adjustments                  (6,082)                                   (6,082)
                                         ---------
Comprehensive income                       113,892
                                         ---------
Dividends declared on common
 stock, $.10 per share                      (9,249)                        (9,249)
Shares issued                  16,695        4,500       214     4,286
Restricted stock expense          250
Dividends on preferred stock      652         (652)                          (652)
Accretion of preferred stock       30          (30)                           (30)
Treasury shares purchased                  (73,915)                                             (73,915)
Treasury shares delivered under
 employee stock plans                        5,646             (20,504)                          26,150
                             --------    ---------    ------  --------   ---------  ---------
Balances, December 27, 1997 $  17,627   $1,243,847   $ 4,964 $ 411,238 	$  889,242 $   (6,114) $(55,483)
                                         ---------

Comprehensive income:
 Net earnings                              192,975                         192,975
 Other comprehensive income:
  Foreign currency
   translation adjustments		   (10,342)                                   (10,342)
                                         ---------
Comprehensive income                       182,633
                                         ---------
Dividends declared on common
 stock, $.10 per share                      (9,246)                         (9,246)
Dividends on preferred stock    1,719       (1,719)                         (1,719)
Restricted stock expense          700
Accretion of redeemable stock     322         (322)                           (322)
Redeemable shares issued        9,524
Treasury shares purchased                  (12,370)                                             (12,370)
Treasury shares delivered under
 employee stock plans                        5,796              (1,674)      7,470
                             --------    ---------    ------  --------   ---------  ---------   -------
Balances, December 26, 1998 $  29,892   $1,408,619   $ 4,964 $ 409,564 	$1,070,930 $  (16,456) $(60,383)
                                         ---------
Comprehensive income:
 Net earnings                              316,664                         316,664
 Other comprehensive income:
  Foreign currency
   translation adjustments                   7,856                                      7,856
                                         ---------
Comprehensive income                       324,520
                                         ---------
Dividends declared on common
 stock, $.10 per share                      (9,230)                         (9,230)
Accretion of redeemable stock     356         (356)                           (356)
Restricted stock expense        2,316
Dividends on preferred stock    2,418       (2,418)                         (2,418)
Redeemable stock issued        10,000
Redeemable stock repurchased     (418)
Treasury shares purchased                   (6,170)                                               (6,170)
Treasury shares delivered under
 employee stock plans           2,137                           (5,101)                            7,238
                             --------    ---------    ------  --------   ---------  ----------   -------
Balances, December 25, 1999 $  44,564   $1,717,102   $ 4,964 $ 404,463 	$1,375,590 $    (8,600) $(59,315)
                             ========    =========    ======  ========   =========  ==========   =======

See notes to consolidated financial statements.


                        IBP, inc. AND SUBSIDIARIES
                   CONOSLIDATED STATEMENTS OF CASH FLOWS
                              (In thousands)

                                                         52 Weeks Ended
                                         ----------------------------------------------
                                         December 25,     December 26,     December 27,
                                             1999            1998              1997
                                         ------------     ------------     ------------
                                                  Inflows (outflows)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                             $  316,664       $  192,975       $  119,974
                                           ---------        ---------        ---------
 Adjustments to reconcile net earnings
 to cash flows from operations:
  Depreciation and amortization              125,515          110,249           97,890
  Amortization of intangible assets           31,163           28,924           18,562
  Restricted stock compensation                2,316              700              250
  Fixed assets impairment write-downs         29,351             -                -
  Deferred income tax (benefit) provision     (2,497)          (5,169)             726
  Extraordinary loss on extinguishment
   of debt                                      -              14,815             -
  Working capital changes, net of
   effects of acquisitions:
   Accounts receivable                      (164,704)         (28,399)         (21,786)
   Inventories                              (111,835)         (22,967)          (9,358)
   Accounts payable and accrued
    Liabilities                               49,212           70,099          (14,018)
  Other adjustments, net                      22,607           10,206           14,511
                                           ---------        ---------        ---------
                                             (18,872)         178,458           86,777
                                           ---------        ---------        ---------
Net cash flows provided by
 operating activities                        297,792          371,433          206,751
                                           ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired         (504,420)        (181,887)        (389,369)
 Capital expenditures                       (208,781)        (183,040)        (137,539)
 Proceeds from disposals of marketable
  securities                                  20,800          257,721          403,723
 Purchases of marketable securities          (19,400)        (250,954)        (237,243)
 Investment in life insurance contracts       (7,759)         (38,000)          (4,000)
 Other investing activities, net                (148)            (875)          10,830
                                           ---------        ---------        ---------
 Net cash flows used in investing
  activities                                (719,708)        (397,035)        (353,598)
                                           ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in short-term debt                 317,964          121,210          279,995
 Net change in checks in process of
  clearance                                   20,576          (29,464)          (7,715)
 Purchase of treasury stock                   (6,170)         (12,370)         (73,915)
 Principal payments on long-term
  obligations                                (10,977)        (118,360)        (216,894)
 Proceeds from issuance of long-term debt    100,800           49,773          132,187
 Proceeds from sale of stock and warrants      9,582            7,944           15,195
 Premiums paid on early retirement of
  debt                                          -             (20,636)            -
 Other financing activities, net              (7,092)         (12,994)          (4,548)
                                           ---------        ---------        ---------
 Net cash flows provided by (used in)
  financing activities                       424,683          (14,897)         124,305
                                           ---------        ---------        ---------
 Effect of exchange rate on cash and
  cash equivalents                             1,698           (1,548)            (746)
                                           ---------        ---------        ---------
 Net change in cash and cash equivalents       4,465          (42,047)         (23,288)
 Cash and cash equivalents at beginning
  of year                                     28,829           70,876           94,164
                                           ---------        ---------        ---------
 Cash and cash equivalents at end of year $   33,294       $   28,829       $   70,876
                                           =========        =========        =========

See notes to consolidated financial statements.

                        IBP, inc. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FISCAL YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998
          -------------------------------------------------------
                           AND DECEMBER 27, 1997
                           ---------------------
     Columnar amounts in thousands, except share and per share amounts

     A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          -------------------------------------------

           PRINCIPLES OF CONSOLIDATION - All subsidiaries are wholly-owned and are consolidated in the accompanying financial statements. All material intercompany balances, transactions and profits have been eliminated.

           On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA") through an exchange of shares. The business combination was accounted for as a pooling of interests. These historical financial statements of the company have been restated to give effect to the above acquisition as though the companies had operated together from the beginning of the earliest period presented.

           MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

           FISCAL YEAR - IBP's fiscal year ends on the last Saturday of the calendar year. Fiscal years 1999, 1998 and 1997 all consisted of 52 weeks.

           EXPORT SALES - In 1999, 1998 and 1997, net export sales, principally to customers in Asia and also to destinations in the Americas and Europe, amounted to $1.7 billion, $1.6 billion and $1.7 billion, respectively.

           STATEMENT OF CASH FLOWS - For purposes of the statement of cash flows, management considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Such investments are carried at cost, which approximates fair value.

          DERIVATIVE INSTRUMENTS - To manage interest rate and currency exposures, the company uses interest rate swaps and currency forward contracts. IBP specifically designates interest rate swaps as hedges of debt instruments and recognizes interest differentials as adjustments to interest expense in the period they occur. Gains and losses related to foreign currency hedges of firmly committed transactions are deferred and are recognized in income when the hedged transaction occurs.

          To manage its commodity exposures, the company uses commodity futures, options and forward contracts. These instruments are used primarily in forward purchases of livestock and, to a lesser extent, forward sales of products. The company accounts for these instruments as hedges of specific lots of livestock or sales and any gain or loss is not recognized until the hedged transaction occurs.

           Livestock hedging gains or losses are included in cost of products sold while forward sales hedging transactions are recorded in net sales. Cash flows related to derivative financial instruments are classified in the statement of cash flows in a manner consistent with those of transactions being hedged.

           MARKETABLE SECURITIES - Marketable securities are classified as available for sale, are highly liquid and are purchased and sold on a short-term basis as part of IBP's management of working capital. Such securities consist of auction market preferred stock, which management does not intend to hold more than one year, and tax-exempt securities and commercial paper with maturities of less than one year. Marketable securities are carried at cost, which approximates fair value.

           INVENTORIES - Inventories are valued on the basis of the lower of first-in, first-out cost or market.

           PROPERTY, PLANT AND EQUIPMENT - Depreciation is provided for property, plant and equipment on the straight-line method over the estimated useful lives of the respective classes of assets as follows:

                Land improvements..................8 to 20 years
                Buildings and stockyards..........10 to 40 years
                Equipment..........................3 to 12 years

           Leasehold improvements, included in the equipment class, are amortized over the life of the lease or the life of the asset, whichever is shorter.

           GOODWILL - Goodwill is amortized on a straight-line basis generally over 40 years.

           IMPAIRMENT OF LONG-LIVED ASSETS - The company reviews the carrying value of its long-lived assets (including goodwill) for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment is based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. During 1999, the company wrote down $30 million of impaired long-lived assets, including $15 million in the fourth quarter 1999. These write-downs, which were classified in cost of products sold, were primarily attributable to the company's decision to exit its cow boning business.

           FOREIGN CURRENCY TRANSLATION - The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholders' equity. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in net earnings.

          ACCOUNTING CHANGES - In June 1999, Statement of Financial Accounting Standard ("SFAS") No. 137 was issued, which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and is effective no later than the first quarter of fiscal 2001. Based upon the company's current level of derivatives activity, management expects that this standard will not materially affect the company's financial position or results of operations.

           COMPREHENSIVE INCOME - Comprehensive income consists of net earnings and foreign currency translation adjustments. Management considers its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There were no reclassification adjustments to be reported in the periods presented.

           RECLASSIFICATIONS - Certain reclassifications have been made to
     prior  financial  statements  to  conform  to  the  current   year
     presentation.

     B.   INVENTORIES:
          ------------
          Inventories are comprised of the following:

                                   December 25,  December 26,
                                       1999          1998
                                   ------------  ------------
       Product inventories:
         Raw materials              $ 57,385      $ 40,754
         Work in process              84,505        70,643
         Finished goods              243,495       171,878
                                     -------       -------
                                     385,385       283,275
       Livestock                     137,300        89,321
       Supplies                       97,292        82,301
                                     -------       -------
                                    $619,977      $454,897
                                     =======       =======

     C.   CREDIT ARRANGEMENTS:
          --------------------
           At December 25, 1999, IBP had in place four committed revolving credit facilities totaling $659 million in potential borrowings. The primary facilities were a $500 million multi-year credit facility (the "Multi-Year Facility") and a $100 million revolving promissory note (the "Promissory Note"). Two revolvers in place at CBFA at December 25, 1999 with $59 million in borrowing capacity were terminated on February 7, 2000. From time to time, IBP also used uncommitted lines of credit for some or all of its short-term borrowing needs.

           The Multi-Year Facility is a revolving facility with a maturity date of December 20, 2000. Facility fees can vary from .085 to .200 of 1% on the total amount of the facility. The Promissory Note was extended on May 1, 1999 and matures on April 30, 2000.

           In January 2000, the company increased its revolving credit capacity by $300 million via a one-year facility with two major financial institutions. Credit terms were similar to those in existing credit facilities.

          There were total borrowings of $538 million outstanding under the revolving facilities at December 25, 1999, $320 million of which was classified as current liabilities. IBP also had $133 million of short-term borrowings outstanding at year-end 1999 under uncommitted credit lines. The remaining $218 million under revolving facilities was classified as non-current in the consolidated balance sheet. The interest rate at December 25, 1999 on the non-current portion was 6.9%.

           During fiscal 1999, the maximum amount of borrowings under all of IBP's credit arrangements, including any amounts considered non-current, was $786 million. Average borrowings under IBP's credit arrangements and the weighted average interest rate during fiscal 1999 were $606 million and 5.5%. The comparable 1998 figures were average borrowings of $437 million and an average interest rate of 5.8%.

           IBP's credit facility agreements contain certain restrictive covenants which, among other things, (1) require the maintenance of a minimum debt service coverage ratio; and (2) provide for a maximum funded debt ratio.

     D.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
          --------------------------------------
          Accounts payable and accrued expenses are comprised of the following:

                                    December 25,  December 26,
                                        1999          1998
                                    ------------  ------------
       Accounts payable, principally
         trade creditors              $300,189      $247,605
                                       -------       -------
       Checks in process of clearance  122,754       101,888
                                       -------       -------
       Accrued expenses:
         Employee compensation          98,586        87,725
         Employee benefits              47,274        37,139
         Property and other taxes       25,587        24,809
         Marketing costs                23,541        18,663
         Other                         113,135       112,007
                                       -------       -------
                                       308,123       280,343
                                       -------       -------
                                      $731,066      $629,836
                                       =======       =======

     E.   INCOME TAXES:
          -------------
          Income tax expense consists of the following:
                                 1999       1998       1997
                              --------   --------   --------
       Current:
         Federal               $151,845   $119,831   $ 74,364
         State                   21,194     13,555      3,949
         Foreign                  3,100       (640)    (5,300)
                                -------    -------    -------
                                176,139    132,746     73,013
                                -------    -------    -------
       Deferred:
         Federal                 (5,015)    (5,550)     2,700
         State                     (107)       531        251
         Foreign                  2,625       (150)    (2,225)
                                -------    -------    -------
                                 (2,497)    (5,169)       726
                                -------    -------    -------
                               $173,642   $127,577   $ 73,739
                                =======    =======    =======

           Total income tax expense varies from the amount which would be provided by applying the U.S. federal income tax rate to earnings before income taxes. The major reasons for this difference (expressed as a percentage of pre-tax earnings) are as follows:

                                   1999     1998     1997
                                 -------- -------- --------
          Federal income tax rate  35.0%    35.0%    35.0%
          State income taxes, net
            of federal benefit      2.8      2.9      1.8
          Settlement of federal
            audit issues           (2.8)      -        -
          Foreign tax items        (1.6)    (1.3)    (1.9)
          Goodwill amortization     1.5      1.8      2.5
          Other, net                0.5     (0.4)     0.7
                                   ----     ----     ----
                                   35.4%    38.0%    38.1%
                                   ====     ====     ====

           Management reached a settlement with the U.S. Internal Revenue Service ("IRS") on audit issues related to fiscal years 1989, 1990 and 1991. The IRS is currently examining the years 1992 through 1996. In management's opinion, adequate provisions for income taxes have been made for all years.
           Deferred income tax liabilities and assets were comprised of the following:


                                           December 25,      December 26,
                                               1999              1998
                                           ------------      ------------
      Deferred tax assets:
        Nondeductible accrued liabilities   $  104,938        $   97,670
        State tax credit carryforwards           9,140             8,543
        Bad debt and claims reserves             5,908             4,579
        Federal and state operating
         loss carryforwards                     31,969            20,874
        Other                                    4,213             3,813
                                             ---------         ---------
        Gross deferred tax assets              156,168           135,479
        Valuation allowance                     (9,140)           (8,543)
                                             ---------         ---------
        Net deferred tax assets                147,028           126,936
                                             ---------         ---------
      Deferred tax liabilities:
        Fixed assets                           (76,280)          (81,229)
        Intangible assets                      (17,901)          (13,339)
        Other                                   (4,150)           (4,133)
                                             ---------         ---------
                                               (98,331)          (98,701)
                                             ---------         ---------
                                            $   48,697        $   28,235
                                             =========         =========

      The net $0.6 million increase in the valuation allowance for deferred tax assets was the result of net state tax credits earned. No benefit has been recognized for these state tax credit carryforwards, most of which expire in the years 2004 through 2008.

             At December 25, 1999, after considering utilization restrictions, the company's acquired tax loss carryforwards approximated $94 million, including $48 million acquired in the purchase of H&M Food Systems Company, Inc. (see note L). The net operating loss carryforwards, which are subject to utilization limitations due to ownership changes, may be utilized to offset future taxable income as follows: approximately $21 million each in 2000, 2001, 2002 and 2003 and $11 million in 2004. Loss carryforwards not utilized in the first year that they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. These carryforwards expire during the years 2005 through 2019.

      F.   LONG-TERM OBLIGATIONS:
           ----------------------
           Long-term obligations are summarized as follows:

                                         December 25,      December 26,
                                             1999             1998
                                         ------------      ------------
       Revolving credit facilities        $  218,327        $  196,764
       CBFA Term Loans                       138,125           143,650
       7.45% Senior Notes due 2007           125,000           125,000
       6.125% Senior Notes due 2006          100,000           100,000
       7.125% Senior Notes due 2026          100,000           100,000
       6.0% Securities due 2001               50,000            50,000
       CBFA Subordinated Notes                33,464            31,000
       Present value of capital
         lease obligations                    26,878            27,676
       Other                                  11,192            (2,033)
                                           ---------         ---------
                                             802,986           772,057
       Less amounts due within one year       13,125            10,875
                                           ---------         ---------
                                          $  789,861        $  761,182
                                           =========         =========

            On February 7, 2000, the company completed its merger with CBFA and refinanced all of CBFA's various existing debt obligations. The company used available IBP credit facilities which were at more favorable terms.

            On January 31, 2000, the company issued $300 million of 7.95% 10-year notes under its $550 million Debt Securities program originally registered with the Securities and Exchange Commission ("SEC") in 1996. This Debt Securities program was subsequently amended and filed with the SEC on January 27, 2000. The net proceeds, issued at a slight discount to par, were used to repay existing borrowings under revolving credit facilities. Interest is payable semiannually.

            During the first quarter 1998, the company completed its purchase of all of the $112 million outstanding 10.75% Senior Subordinated Notes of its wholly-owned subsidiary, Foodbrands America, Inc. ("Foodbrands"). Net prepayment premiums, accelerated amortization of unamortized deferred financing costs, and transaction expenses totaled $24 million, before applicable income tax benefit of $9 million, and was accounted for as an extraordinary loss.

           The purchase of the Foodbrands obligations by IBP was funded with available credit facilities. The portion of borrowings under IBP's revolving credit facilities considered long-term was $218 million at December 25, 1999 and $197 million at December 26, 1998.

            Substantially all of the leased assets under capital leases can be purchased by IBP at the end of the respective lease terms. Leased assets, which are included with owned property in the consolidated balance sheets, at cost totaled $32 million; accumulated amortization on these assets totaled $12 million.

           Aggregate maturities of long-term obligations, excluding the CBFA obligations retired in February 2000, for each of the five fiscal years subsequent to 1999 are (in millions): $179.0; $55.0; $3.2; $2.3 and $3.8.

      G.   STOCK PLANS:
           ------------
           Officer Long-Term Stock Plans:
           ------------------------------
           IBP has officer long-term stock plans which provide for awards to key officers of IBP which, subject to certain restrictions, will vest generally after five years resulting in the delivery of shares of common stock over the one-year period following such vesting. At December 25, 1999, there were approximately 607,000 shares available for future awards under the plans. The company recognized compensation expense for these plans totaling $3.1 million, $2.3 million and $3.3 million, respectively, in 1999, 1998 and 1997.

      The status of shares under the officer long-term stock plans is summarized as follows:

                                     Number of     Weighted Average
                                      Shares       Price per Share
                                     -------------------------------
       Balance, December 28, 1996     1,342.2          $11.13
         Granted                        290.6           21.11
         Delivered                   (1,020.0)           8.41
         Forfeited                      (10.2)          18.36
                                     -------------------------------
       Balance, December 27, 1997       602.6           20.48
         Granted                         48.8           23.94
         Delivered                         -              -
         Forfeited                       (9.3)          21.48
                                     -------------------------------
       Balance, December 26, 1998       642.1           20.54
         Granted                         61.7           22.49
         Delivered                      (86.9)          15.12
         Forfeited                       (6.9)          25.38
                                     -------------------------------
       Balance, December 25, 1999       610.0          $21.84
                                     -------------------------------

     Stock Option Plans:
     -------------------
           IBP has stock option plans under which incentive and non-qualified stock options may be granted to key employees and directors of IBP and its subsidiaries. As of December 25, 1999, the plans provided for the delivery of up to 7.1 million shares of common stock upon exercise of options granted at no less than the market value of the shares on the effective date of grant. An additional 0.4 million options granted in 1998 were non-qualified ("non-qualifying options") based upon differences in market price on the effective date and issuance date. The expense recorded for the non-qualifying options was not material in 1999 or 1998.

           All options may be granted for terms up to but not exceeding ten years and are generally fully vested after five years from the date granted. At December 25, 1999 and December 26, 1998, there were 2.7 million and 3.2 million options, respectively, reserved for future grants.

           The company follows the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, no
     compensation cost has  been   recognized  for  the stock  option
     plans under that standard. Had compensation cost for IBP's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998, and 1997 consistent with the provisions of SFAS No. 123, IBP's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below :

                                           1999        1998        1997
                                         --------    --------    --------
       Net earnings - as reported        $316,664    $192,975    $119,974
       Net earnings - pro forma           313,120     190,056     117,196
       Earnings per share - as reported      3.25        1.97        1.25
       Earnings per share - pro forma        3.21        1.94        1.22
       Earnings per diluted share -
         as reported                         2.94        1.81        1.18
       Earnings per diluted share -
         pro forma                           2.91        1.79        1.16

     The weighted average fair values at date of grant for options granted at market value during 1999, 1998 and 1997 were $7.53, $7.29 and $7.91 per option respectively. The weighted-average fair value for the non-qualifying options granted in 1998 was $13.15 per option. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 1999, 1998 and 1997:

                                       1999        1998        1997
                                     --------    --------    --------
       Expected option life           6 years     6 years     6 years
       Expected annual volatility        26%         26%         26%
       Risk-free interest rate          5.8%        4.7%        5.8%
       Dividend yield                   0.4%        0.4%        0.4%


     The status of stock options under the plans is summarized as follows:

                             Number of   Weighted Average     Options
                              Shares      Price Per Share   Exercisable
                            ----------- ------------------ -------------
       Balance at
        December 28, 1996     4,549.9         $16.09          1,721.0
         Granted                658.2          21.63
         Exercised             (738.5)          8.78
         Canceled              (344.4)         21.25
      ------------------------------------------------------------------
      Balance at
        December 27, 1997     4,125.2          17.85          1,846.3
         Granted at market
          value                 208.7          21.37
         Granted at a price
          below market          434.2          16.56
       value
         Exercised             (320.1)         11.44
         Canceled              (199.4)         21.64
      ------------------------------------------------------------------
       Balance at
        December 26, 1998     4,248.6          18.20          2,230.9
         Granted                651.0          20.63
         Exercised             (290.9)         10.64
         Canceled              (179.0)         21.65
      ------------------------------------------------------------------
       Balance at
        December 25, 1999     4,429.7         $18.92          2,543.7

     The following table summarizes information about stock options outstanding at December 25, 1999:

                              Number      Weighted Average
          Range of         Outstanding       Remaining        Weighted Average
      Exercisable Prices   At 12/25/99    Contractual Life     Exercise Price
     -------------------- ------------- ------------------- -------------------
      $ 6.75 to 15.99          994.2         2.9 years           $10.84
       16.00 to 25.99        3,335.7         6.9 years            21.06
       26.00 to 33.00           99.8         7.0 years            28.11
     --------------------------------------------------------------------------
      $ 6.75 to 33.00        4,429.7         6.3 years           $18.92


                                     Number
               Range of           Exercisable       Weighted Average
          Exercisable Prices      At 12/25/99        Exercise Price
         --------------------    -------------     ------------------
            $ 6.75 to 15.99           971.1               $10.73
             16.00 to 25.99         1,529.2                21.77
             26.00 to 33.00            43.4                28.33
         ------------------------------------------------------------
            $ 6.75 to 33.00         2,543.7               $17.65

         Shares of common stock to be delivered for approximately 0.6 million options under the stock option plans must come from previously issued shares. All other shares of stock to be delivered pursuant to the stock option plans and the officer long-term stock plans may alternatively come from previously authorized but unissued common stock.

         The company, by virtue of its acquisition of CBFA, has a restricted stock plan for which, upon termination of employment with the company, grantees have the right to require the company to  purchase the vested portion of shares issued under the plan at
     fair  market  value.   As  a result of this  mandatory  redemption
     feature (the "Put Features"), shares issued under the plan are classified as redeemable stock in the accompanying consolidated balance sheet, and the plan is accounted for as a "variable plan"
     in  accordance with APB Opinion #25.  Since the inception  of  the
     plan,   no  grantees  have  exercised  their  Put  Features,   and
     management considers the likelihood of significant Put Features being exercised in the future to be remote. The company recorded compensation expense of $2.3 million, $0.7 million and $0.3 million related to these grants in fiscal 1999, 1998 and 1997,
     respectively.   Approximately 1.2 million shares were  granted  in
     fiscal  1997  and 0.8 million shares were granted in fiscal  1999.
     At December 25, 1999, there were approximately 2 million shares outstanding under the restricted stock plan. Approximately 1.3 million shares outstanding under the restricted stock plan were vested at the merger date (February 7, 2000) and delivered. The remaining 0.7 million shares outstanding at that date will vest no later than 8 years following the grant date, based on a combination of performance-based and time-based criteria.

     Preferred Stock:
     ----------------
         CBFA had three series of preferred stock outstanding at December 25, 1999. All preferred stock and dividends in arrears were redeemed at the merger date (February 7, 2000) for $28.5 million.



     H.   SUPPLEMENTAL CASH FLOW INFORMATION:
          -----------------------------------
          Supplemental information on cash payments is presented as follows:


                                        1999        1998        1997
                                     ----------  ----------  ----------
      Interest, net of amounts
        capitalized                   $ 65,137    $ 62,598    $ 42,885
       Income taxes                    197,235      76,364      41,345

     I.   FINANCIAL INSTRUMENTS:
          ----------------------
          Interest and Currency Rate Derivatives:
          ---------------------------------------
          The company's policy is to manage interest cost using a mix of fixed and variable rate debt. To manage this mix in a cost-effective manner, the company may enter into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These interest rate swaps effectively convert a portion of the company's fixed-rate debt to variable-rate debt, or vice versa.

          The notional amounts of these swap agreements were $50 million at year-end 1999 and $99 million at year-end 1998. The notional amounts of these and other derivative instruments do not represent assets or liabilities of the company but, rather, are the basis for the settlements under the contract terms.

          The company's Canadian subsidiary enters into currency futures contracts to hedge its exposures on receivables, live cattle and purchase commitments in foreign currencies. At December 25, 1999, the company had outstanding contracts to buy Canadian dollars totaling CDN$96 million at various dates through 2000. Comparable outstanding contracts at year-end 1998 totaled CDN$130 million. The company also had outstanding contracts at year-end 1999 to sell $20 million U.S. dollars at various dates. There were no such contracts outstanding at year-end 1998.

          There were no material realized or unrealized gains or losses for any derivative financial instruments in any of the fiscal years presented. The company monitors the risk of default by its financial instrument counterparties, all of which are major financial institutions, and does not anticipate nonperformance.

          Fair Value of Financial Instruments:
          ------------------------------------
          The following methods and assumptions are used in estimating
     the   fair   value  of  each  class  of  the  company's  financial
     instruments at December 25, 1999:

          For   cash  equivalents,  marketable  securities,  accounts
     receivable, notes payable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the short-term nature of these instruments.

          For securities included in other assets, fair value is based
     upon  quoted  market prices for these or similar securities.   The
     carrying amount approximates fair value for these securities. Life insurance contracts are carried at fair value.

          For long-term debt, fair value was determined using valuation techniques that considered cash flows discounted at current market rates and management's best estimate for instruments without quoted market prices. At year-end 1999, the carrying value exceeded the fair value by $14 million. At year-end 1998, the fair value exceeded the carrying value by $6 million. The company's long-term debt is generally not callable until maturity, except for the 7.125% Senior Notes due 2026 and all of CBFA's debt obligations, subject to prepayment premiums.

          For   derivatives,  the  fair  value  was  estimated  using
     termination cash values. The fair values of IBP's derivatives at year-ends 1999 and 1998 were not material.

     J.   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:
          -----------------------------------------------
          IBP's subsidiary, Foodbrands America, Inc. ("Foodbrands"), has defined benefit pension plans at three of its facilities. Foodbrands also provides life insurance and medical benefits for substantially all retired hourly and salaried employees of one of its subsidiaries under various defined benefit plans.

                                     Pension Benefits     Other Benefits
                                   -------------------- ------------------
                                      1999      1998      1999      1998
                                   ---------- --------- -------- ---------
   Change in benefit obligation:
   Benefit obligation at beginning
    of year                         $ 70,921  $ 68,933  $ 68,851  $ 69,410
   Service cost                          568       473       221       229
   Interest cost                       4,690     4,787     4,452     4,799
   Actuarial (gain) loss              (3,979)    3,117    (4,634)      666
   Benefits paid                      (6,284)   (6,389)   (5,938)   (6,253)
                                     -------   -------   -------   -------
   Benefit obligation at end of year  65,916    70,921    62,952    68,851
                                     -------   -------   -------   -------

   Change in plan assets:
   Fair value of plan assets at
    beginning of year                 66,737    65,110         5         9
   Actual return on plan assets        9,378     5,165         1      -
   Employer contribution                 188     2,851     5,954     6,249
   Benefits paid                      (6,284)   (6,389)   (5,938)   (6,253)
                                     -------   -------   -------   -------
   Fair value of plan assets at end
    of year                           70,019    66,737        22         5
                                     -------   -------   -------   -------

   Funded status                       4,103    (4,184)  (62,930)  (68,846)
   Unrecognized net actuarial (gain)
    loss                              (3,967)    3,812    (3,064)    1,587
                                     -------   -------   -------   -------
   Net amount recognized            $    136  $   (372) $(65,994) $(67,259)
                                     =======   =======   =======   =======

   Amounts recognized in the statement
    of financial position consist of:
   Prepaid benefit cost             $  1,040  $  1,046  $   -     $   -
   Accrued benefit liability            (904)   (1,418)  (65,994)  (67,259)
                                     -------   -------   -------   -------
   Net amount recognized            $    136  $   (372) $(65,994) $(67,259)
                                     =======   =======   =======   =======
   Weighted-average assumptions as
    of year end:
   Discount rate                        7.75%     6.75%     7.75%     6.75%
   Expected return on plan assets       8.50%     8.50%     n/a        n/a


           For measurement purposes, a 9.2% annual rate of increase in the per capita claims cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 8.7% by 2001, 7.5% by 2006, and 6.5% by 2011 and remain at that level thereafter.

     Components of net periodic benefit cost:

      Pension benefits
                                         1999        1998        1997
                                       --------    --------    --------
      Service cost                    $    568    $    473    $    411
      Interest cost                      4,690       4,787       4,956
      Expected return on plan assets    (5,578)     (5,501)     (4,993)
                                       -------     -------     -------
      Net periodic (benefit) cost     $   (320)   $   (241)   $    374
                                       =======     =======     =======


      Other benefits
                                         1999        1998        1997
                                       --------    --------    --------
      Service cost                    $    221    $    229    $    197
      Interest cost                      4,452       4,799       5,018
      Expected return on plan assets      -             (1)         (2)
                                       -------     -------     -------
      Net periodic cost               $  4,673    $  5,027    $  5,213
                                       =======     =======     =======

           Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                        1-percentage-   1-percentage-
                                       Point Increase   Point Decrease
                                      ---------------- ----------------
      Effect on total of service and
       interest cost components for 1999   $   117        $   (45)
      Effect on year-end postretirement
       benefit obligation                  $   923        $  (898)

   K. EARNINGS PER SHARE:

                                                        Fiscal Year
                                            ----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  ----------
   Numerator:
    Earnings before extraordinary item       $316,664    $207,790    $119,974
    Preferred stock dividends and accreation   (2,774)     (2,041)       (682)
                                              -------     -------     -------
    Earnings available for common shares     $313,890    $205,749    $119,292
                                              =======     =======     =======
   Denominator:
    Weighted average common shares
     outstanding                               96,586      96,774      95,811
    Dilutive effect of employee stock plans    10,016       8,554       5,014
                                              -------     -------     -------
    Diluted average common shares             106,602     105,328     100,825
                                              =======     =======     =======
    Basic earnings before extraordinary
     item per common share                      $3.25       $2.13       $1.25
                                                 ====        ====        ====
    Diluted earnings before extraordinary
     item per common share                      $2.94       $1.95       $1.18
                                                 ====        ====        ====

     The summary below lists stock options outstanding at the end of the fiscal years which were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares. These options had varying expiration dates.

                                       1999        1998        1997
                                    ----------  ----------  ----------
      Stock options excluded from
       Diluted EPS computation        1,552         120        1,406

      Average option price per share $24.72      $27.28       $24.95

     L.  ACQUISITIONS:
         -------------
          1999 Acquisitions
          -----------------
          Early in the second quarter 1999, the company acquired the outstanding stock of two companies, H&M Food Systems Company, Inc. ("H&M") and Zemco Industries, Inc., the owner of Russer Foods. H&M is a producer of custom-formulated pre-cooked meat products and prepared foods with two plants in Texas. Russer Foods, based in Buffalo, New York, produces and markets a variety of premium deli meats. Both operations will operate as part of IBP's Foodbrands subsidiary.

          Early in the third quarter 1999, Foodbrands acquired Wilton Foods, Inc., ("Wilton Foods") a leading producer of premium kosher meals and prepared foods for airlines and institutions. Wilton Foods, based in Goshen, New York, also produces premium kosher hors d'oeuvres and appetizers.

          In the third quarter 1999, IBP, through its IBP Foods, Inc. subsidiary, purchased substantially all of the operating assets of Thorn Apple Valley, Inc. ("TAVI"), a further processor of pork and poultry products, which had been involved in bankruptcy proceedings. The purchase of the TAVI assets included five processing plants, most of its current assets and a number of product brand names.

          In the fourth quarter 1999, the company, via its Corporate Brand Foods America, Inc. subsidiary, acquired substantially all of the operating assets of Wright Brand Foods, Inc., and two of its affiliates (collectively, "WBF"). WBF is a Vernon, Texas-based processor of quality bacon and other processed pork products.

          All of the acquisitions above were accounted for as purchase business combinations. Approximately $254 million of goodwill was recorded with these acquisitions and is being amortized on a straight-line basis over 40 years.

          The  following pro forma financial information  assumes  the
     above  businesses were acquired at the beginning of  1998.   These
     results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the assets been acquired at the beginning of 1998, or of the results which may occur in the future. The pro forma results do not include TAVI's discontinued fresh pork operation which IBP did not
     purchase.   However, the pro forma results do include  significant
     TAVI   nonrecurring   charges  related  to  goodwill   and   asset
     impairments, Russian credit losses, product recalls and bankruptcy-related legal and financing expenses.

                                                52 Weeks Ended
                                         -----------------------------
                                            Dec. 25,       Dec. 26,
                                              1999           1998
                                         -------------- --------------
                                                   (unaudited)
       Net sales                           $15,078,944     $14,178,208
       Earnings from operations                513,931         435,639
       Earnings before extraordinary item      250,839         221,738
       Net earnings                            250,839         206,923
       Earnings per diluted share:
        Earnings before extraordinary item       $2.33           $2.09
        Net earnings                              2.33            1.95


          Corporate Brand Foods America
          -----------------------------
          On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $344 million of CBFA's debt and preferred stock obligations.

          IBP had product sales to CBFA in IBP's fiscal years ended December 25, 1999 and December 26, 1998, totaling $65 million and $53 million, respectively. The effects of conforming CBFA's accounting policies to those of IBP were not material.

          The following information presents certain statement of earnings data of CBFA for the periods preceding the merger:

                                                         Period from
                                                          Inception
                    Twelve Months     Twelve Months    (Jan. 28, 1997)
                        Ended             Ended            through
                  December 25, 1999 December 26, 1998 December 27, 1997
                  ----------------- ----------------- -----------------
                     (unaudited)
     Net sales         $624,632         $480,855         $236,712
     EBITDA(1)           46,275           32,150           17,692
     Net earnings         3,403            2,968            2,960

     (1)Earnings before interest, taxes, depreciation and amortization

     M. BUSINESS SEGMENTS:
        ------------------
           The company has two principal business units, Fresh Meats and Foodbrands America (formerly described as Enterprises), and, accordingly, has two business segments. IBP's Fresh Meats operation relates principally to the meat processing industry and primarily involves cattle and hog slaughter, beef and pork fabrication and related allied product processing activities. This segment markets its products to food retailers, distributors, wholesalers, restaurant and hotel chains, other food processors and leather makers, as well as manufacturers of pharmaceuticals and animal feeds. The Foodbrands America segment consists of several IBP subsidiaries, principally Foodbrands America, Inc., The Bruss Company, IBP Branded Foods, Inc. and IBP Foods, Inc. The Foodbrands America group produces, markets and distributes a variety of frozen and refrigerated products to the "away from home" food preparation market, including pizza toppings and crusts, value-added pork-based products, ethnic specialty foods, appetizers, soups, sauces and side dishes as well as deli meats and processed beef, pork and poultry products. Foodbrands America also produces portion-controlled premium beef and pork products for sale to restaurants and foodservice customers in domestic and international markets. The company operates principally in the United States.

           Intersegment   sales   have  been  recorded   at   amounts
     approximating market. Earnings from operations are comprised of net sales less all identifiable operating expenses, allocated corporate selling, general and administrative expenses, and goodwill amortization. Net interest expense and income taxes have been excluded from segment operations.

 NET SALES                            1999           1998           1997
 ---------                        ------------   ------------   ------------
 Sales to unaffiliated customers:
  Fresh Meats                     $ 12,191,049   $ 11,566,452   $ 12,351,843
  Foodbrands America                 2,443,987      1,710,256      1,094,655
                                   -----------    -----------    -----------
                                  $ 14,635,036   $ 13,276,708   $ 13,446,498
                                   ===========    ===========    ===========

 Intersegment sales:
  Fresh Meats                     $    431,546   $    294,339   $    226,280
  Intersegment elimination            (431,546)      (294,339)      (226,280)
                                   -----------    -----------    -----------
                                  $       -      $       -      $       -
                                   ===========    ===========    ===========

 Net sales:
  Fresh Meats                     $ 12,622,595   $ 11,855,482   $ 12,555,620
  Foodbrands America                 2,443,987      1,715,565      1,117,158
  Intersegment elimination            (431,546)      (294,339)      (226,280)
                                   -----------    -----------    -----------
                                  $ 14,635,036   $ 13,276,708   $ 13,446,498
                                   ===========    ===========    ===========


 EARNINGS FROM OPERATIONS
 ------------------------
  Fresh Meats                     $    440,235   $    294,230       $197,584
  Foodbrands America                   117,887         98,708         40,302
                                   -----------    -----------    -----------
  Total earnings from operations       558,122        392,938        237,886

  Net interest expense                 (67,816)       (57,571)       (44,173)
                                   -----------    -----------    -----------
  Earnings before income taxes and
   and extraordinary item         $    490,306   $    335,367   $    193,713
                                   ===========    ===========    ===========

 TOTAL ASSETS
 ------------
  Fresh Meats                     $  2,157,087   $  1,965,221   $  1,899,842
  Foodbrands America                 1,994,205      1,347,798      1,071,670
                                   -----------    -----------    -----------
                                  $  4,151,292   $  3,313,019   $  2,971,512
                                   ===========    ===========    ===========

 ADDITIONS TO PROPERTY, PLANT
  AND EQUIPMENT, INCLUDING
  ACQUISITIONS                         1999           1998           1997
 ----------------------------     ------------   ------------   ------------

  Fresh Meats                     $    108,931   $    121,328   $     96,575
  Foodbrands America                   604,270        243,599        430,333
                                   -----------    -----------    -----------
                                  $    713,201   $    364,927   $    526,908
                                   ===========    ===========    ===========

 DEPRECIATION AND AMORTIZATION
 -----------------------------
  Of fixed assets:
   Fresh Meats                    $     74,224   $     72,705   $     73,367
   Foodbrands America                   51,291         37,544         24,523
                                   -----------    -----------    -----------
                                  $    125,515   $    110,249   $     97,890
                                   ===========    ===========    ===========
  Of intangible assets:
   Fresh Meats                    $      8,557   $     12,295   $      8,944
   Foodbrands America                   22,606         16,629          9,618
                                   -----------    -----------    -----------
                                  $     31,163   $     28,924   $     18,562
                                   ===========    ===========    ===========

 NET SALES BY GEOGRAPHIC LOCATION OF CUSTOMERS
 ---------------------------------------------
                                       1999           1998           1997
                                  ------------   ------------   ------------

  United States
                                   $12,472,491    $11,376,453    $11,355,422
  Japan                                845,150        784,624        909,855
  Canada                               510,801        421,701        508,568
  Korea                                224,131        134,271        224,272
  Mexico                               194,627        177,474        125,533
  Other foreign countries              387,836        382,185        322,848
                                   -----------    -----------    -----------
                                   $14,635,036    $13,276,708    $13,446,498
                                   ===========    ===========    ===========

     N.    COMMITMENTS:
           ------------
           The company leases various facilities and equipment under noncancelable operating lease arrangements which expire at various dates through the year 2012. Future minimum payments under noncancelable operating leases with lease terms in excess of one year at December 25, 1999 totaled approximately $73 million. Aggregate maturities for each of the five fiscal years subsequent to 1999 are (in millions) $18.8; $10.9; $7.7; $5.6; and $4.6. The company's rental expense for all operating leases was (in millions) $27.0; $23.9; and $16.4 for fiscal years 1999, 1998 and 1997.

           The company had livestock and other purchase commitments, letters of credit, and other commitments and guarantees at December 25, 1999 aggregating approximately $302 million. Livestock purchase commitments were at a market or market-derived price at the time of delivery or were fully hedged if the price was determined at an earlier date.

           In addition to the livestock purchase commitments above, the company is committed to purchase approximately 24 million market hogs between 2000 and 2009 at market-derived prices under various contracts with producers. Contractual commitments for the next five years average approximately 4.6 million hogs annually, which represents approximately 21% of IBP's current annual production capacity.

     O.    CONTINGENCIES:
           --------------
           IBP is involved in numerous disputes incident to the ordinary
     course  of  its  business.   In  the opinion  of  management,  any
     liability for which provision has not been made relative to the various lawsuits, claims and administrative proceedings pending against IBP, including those described below, will not have a material adverse effect on its future consolidated results of operations, financial position or liquidity.

           In July 1996, a lawsuit was filed against IBP by certain cattle producers in the U.S. District Court, Middle District of Alabama, seeking certification of a class of all cattle producers. The complaint alleges that IBP has used its market power and alleged "captive supply" agreements to reduce the prices paid to producers for cattle. Plaintiffs have disclosed that, in addition to declaratory relief, they seek actual and punitive damages, although plaintiffs have not specified the amounts they seek. The original motion for class certification was denied by the District Court; plaintiffs then amended their motion, defining a narrower class consisting of only those cattle producers who sold cattle directly to IBP from 1994 through the date of certification. While the District Court approved this narrower class in April
     1999, the Court noted that it could decertify the class as discovery proceeds. The 11th Circuit granted IBP's request for a review of the class certification decision, and is expected to issue an opinion in early 2000. Management continues to believe that the company has acted properly and lawfully in its dealings with cattle producers.

           On January 12, 2000, The United States Department of Justice, on behalf of the Environmental Protection Agency ("EPA"), filed a lawsuit against IBP in U. S. District Court for the District of Nebraska, alleging violations of various environmental laws at IBP's Dakota City facility. This action alleges, among other things, violations of: (1) the Clean Air Act; (2) the Clean Water Act; (3) the Resource, Conservation and Recovery Act; (4) the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); and (5) the Emergency Planning and Community Right to Know Act ("EPCRA"). The action seeks injunctive relief to remedy alleged violations and damages of $25,000 per violation per day for alleged violations which occurred prior to January 30, 1997, and $27,500 per violation per day for alleged violations after that date. The Complaint alleges that some violations began to occur as early as 1989, although the great majority of the violations are alleged to have occurred much later, and continue into the present. IBP believes that the company has meritorious defenses on each of these allegations and intends to aggressively defend these claims.

           The EPA has also sent IBP an information request under the Clean Air Act and CERCLA seeking additional information regarding
     hydrogen   sulfide  emissions  from  the  company's  Dakota   City
     facility.   The  EPA  claims  it seeks  information  to  determine
     whether   the   emissions   pose  an  imminent   and   substantial
     endangerment to human health or the environment. If the EPA makes this finding, it could trigger further action including an
     administrative order for compliance concerning the facility.   IBP
     disputes and would vigorously contest any claim that the emissions pose any such threat.

     P.    QUARTERLY FINANCIAL DATA (UNAUDITED):
           -------------------------------------
          Quarterly results are summarized as follows:

                      First      Second       Third      Fourth
1999                 Quarter     Quarter     Quarter     Quarter     Annual
----               ----------- ----------- ----------- ----------- -----------
Net sales           $3,211,174  $3,616,112  $3,798,687  $4,009,063 $14,635,036
Gross profit           205,018     230,137     290,029     278,544   1,003,728
Net earnings            56,602      67,773     110,395      81,894     316,664
Earnings per share         .58         .70        1.14         .84        3.25
Earnings per diluted
 share                     .53         .63        1.03         .76        2.94
Dividends per share       .025        .025        .025        .025         .10
Market price:
 High                  29 3/16      23 1/8      25 3/4          25
 Low                    19 3/8      16 3/4          22      17 3/4


1998
----
Net sales           $3,300,443  $3,426,023  $3,343,292  $3,206,950  $13,276,708
Gross profit           115,695     141,323     215,473     265,043      737,534
Earnings before
 extraordinary item     14,287      34,695      66,424      92,384      207,790
Net earnings (loss)       (528)     34,695      66,424      92,384      192,975
Earnings per share:
 Earnings before
  extraordinary item       .14         .35         .68         .95         2.13
 Net earnings (loss)      (.01)        .35         .68         .95         1.97
Earnings per diluted
 share:
 Earnings before
  extraordinary item       .13         .33         .62         .87         1.95
 Net earnings (loss)      (.01)        .33         .62         .87         1.81
Dividends per share       .025        .025        .025        .025          .10
Market price:
 High                   24 1/2      23 1/8      21 1/8     29 7/16
 Low                  19 15/16      18 3/8     19 9/16          20



                         MANAGEMENT'S DISCUSSION AND ANALYSIS


          The matters discussed herein contain forward-looking statements. Specifically, these forward-looking statements include risks and uncertainties. Thus, actual results may differ materially from those expressed or implied in those statements. Those risks and uncertainties include, without limitation, risks of changing market conditions with regard to livestock supplies and demand for the company's products, domestic and international legal and regulatory risks, the costs of environmental compliance, the impact of governmental regulations, operating efficiencies, as well as competitive and other risks over which IBP has little or no control. Moreover, past financial performance should not be considered a reliable indicator of future performance. The company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.


     RESULTS OF OPERATIONS
     ---------------------
          This section presents analysis of IBP's consolidated operating results displayed in the Consolidated Statements of Earnings and should be read together with the business segments information in Note M to the consolidated financial statements.

          ACQUISITIONS

          Early in the second quarter 1999, the company, through its subsidiary Foodbrands America, Inc. ("Foodbrands"), acquired the outstanding stock of two companies, H&M Food Systems Company, Inc. ("H&M") and Zemco Industries, Inc., the owner of Russer Foods. H&M is a producer of custom-formulated pre-cooked meat products and prepared foods with two plants in Texas. Russer Foods produces and markets a variety of premium deli meats, with production facilities in New York and Massachusetts.

          In fiscal July 1999, Foodbrands acquired Wilton Foods, Inc., ("Wilton Foods") a leading producer of premium kosher meals and prepared foods for airlines and institutions. Wilton Foods also produces premium kosher hors d'oeuvres and appetizers.

          In late August 1999, IBP, through its IBP Foods, Inc. subsidiary, purchased substantially all of the operating assets of Thorn Apple Valley, Inc. ("TAVI"), a further processor of pork and poultry products, which had been involved in bankruptcy proceedings. The purchase of the TAVI assets included five processing plants, most of its current assets, and a number of product brand names.

          A corporate realignment effected in early 2000 brought all former Enterprises operations, including the acquisitions described above, under the Foodbrands America, Inc. umbrella. Consequently, the Enterprises segment will be referred to in this report and subsequently as the Foodbrands America segment. Additionally, as part of the realignment, selected value-added operations previously included in the Fresh Meats segment will now operate under the Foodbrands umbrella. Prior periods were restated for these changes.

          On February 7, 2000, the company acquired Corporate Brand Foods America ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, which was accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $344 million of CBFA's debt and preferred stock obligations. At the acquisition date, all of the debt obligations were refinanced and the preferred stock was redeemed. Financial information for all periods included herein have been restated to include the results of CBFA. CBFA's financial information is included in the Foodbrands America segment.


          COMPARISON OF 1999 TO 1998

          Fresh Meats' 1999 operating margin as a percentage of net sales, before non-recurring charges, was 3.9% compared to 2.5% in the prior year. Both beef and pork operations performed above prior year levels due to relatively stable livestock prices, effective levels of plant capacity utilization, and improved domestic and export demand.

          Foodbrands America's 1999 operating earnings decreased to 4.8% of net sales compared to 5.8% in 1998. Excluding the negative impact of IBP Foods, the 1999 operating margin measured 5.7%. Higher 1999 raw material and selling costs were the primary factors that reduced margins at existing operations.

     COMPARATIVE SEGMENT RESULTS
     ---------------------------
          Net Sales:                 1999         1998         % Change
                                 ------------ ------------ ----------------
            Fresh Meats          $12,191,049  $11,566,452         5%
            Foodbrands America     2,443,987    1,710,256        43%
                                  ----------   ----------
            Total                $14,635,036  $13,276,708        10%
                                  ==========   ==========

          Earnings from Operations:
            Fresh Meats           $  440,235  $   294,230        50%
            Foodbrands America       117,887       98,708        19%
                                  ----------   ----------
            Total                 $  558,122  $   392,938        42%
                                  ==========   ==========


          SALES

          The 5% increase in Fresh Meats' 1999 net sales from 1998 was primarily the result of increased pounds of beef products sold as well as higher average beef selling prices. Meanwhile, Foodbrands America's 1999 net sales increased 43% over 1998. Excluding acquisitions, Foodbrands America's net sales increased 9% due primarily to sales volume increases.

          Export sales and pounds sold increased 9% and 6% in 1999 compared to 1998. The improvement was attributable to a 25%
     increase in export sales in the second half of 1999, including 40% higher sales of chilled and frozen beef and pork. Net export sales accounted for 12% of 1999 and 1998 net sales.

          Japan continues to be IBP's most significant export destination, and 1999 export dollars were up 8% over 1998 due to a strong second half of 1999. Although volumes were 8% below the prior year, the sales mix has shifted to products of higher value, showing signs of a stronger economy in the Far East. Additionally, sales to Korea and Taiwan were up significantly over 1998. Closer to home, export sales to Mexico were up 10% in 1999 versus 1998.

          The U.S. Meat Export Federation predicts that U.S. red meat exports in 2000 will increase 8% over 1999, primarily to markets in the Far East.

          COST OF PRODUCTS SOLD

          Fresh Meats' cost of products sold in 1999 increased 4% over 1998. Higher live cattle prices and increased volume of Fresh
     Meats products sold were the most significant factors. Plant costs were also higher, due in part to nonrecurring charges of $35 million, primarily cow plant asset write-downs, as mentioned earlier.

          Foodbrands America's cost of products sold in 1999 versus 1998 increased 45% from 1998. The higher costs were primarily due to acquisitions, although higher sales volume-related increases in existing businesses were also a contributing factor.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          1999 expenses increased 29% over 1998. The increases were chiefly a result of acquisitions, higher sales volume-related selling costs, corporate salaries, consulting expense, and a $7 million second quarter 1998 credit for export-related harbor maintenance tax refunds.

          INTEREST EXPENSE

          The 18% increase in 1999 net interest expense versus 1998 was due primarily to 24% higher average borrowings in 1999 offset somewhat by a lower average effective interest rate. Average borrowings and net interest expense will continue at higher levels in the foreseeable future because of additional borrowings required for the recent acquisitions and increased capital expenditures.

          INCOME TAXES

          IBP's effective income tax rate in 1999 decreased to 35% compared to 38% in 1998. The 1999 rate reduction resulted from an IBP, inc. settlement with the Internal Revenue Service on all audit issues related to fiscal years 1989, 1990 and 1991. The settlement decreased 1999 income tax expense by $14 million or $0.15 per diluted share. Management expects that its ongoing effective tax rate will be in the 38% range.

          COMPARISON OF 1998 TO 1997

          Operating earnings in 1998 measured 3.0% of net sales versus 1.8% in 1997. The Fresh Meats 1998 operating margin measured
     2.5% of net sales compared to 1.6% in 1997. The higher 1998 figure reflected much-improved pork margins offset by lower beef margins caused by competing domestic meat supplies and weaker export demand resulting from economic problems in the Far East. Meanwhile, Foodbrands America's operations performed above expectations as product demand increased and raw material prices decreased.

     COMPARATIVE SEGMENT RESULTS
     ---------------------------
          Net Sales:                 1998         1997         % Change
                                 ------------ ------------ ----------------
            Fresh Meats          $11,566,452  $12,351,843        -6%
            Foodbrands America     1,710,256    1,094,655        56%
                                  ----------   ----------
            Total                $13,276,708  $13,446,498        -1%
                                  ==========   ==========

          Earnings from Operations:
            Fresh Meats           $  294,230  $   197,584        49%
            Foodbrands America        98,708       40,302       145%
                                  ----------   ----------
            Total                 $  392,938  $   237,886        65%
                                  ==========   ==========



          SALES

          The 6% decrease in Fresh Meats' net sales was due primarily to lower average prices of beef and pork products sold. In particular, average 1998 pork prices fell 26% from 1997. These lower average prices were partially offset by increases in pounds of beef and pork products sold. Foodbrands America's net sales in 1997 included only 35 weeks for Foodbrands America, Inc., 31 weeks for The Bruss Company, and partial years for two CBFA subsidiaries. Meanwhile, Foodbrands America's comparable period sales also decreased in 1998 from 1997 due to lower selling prices resulting from lower raw material costs passed through to customers, which offset an increase in pounds sold.

          Net export sales in 1998 decreased 6% from 1997. Export tonnage in 1998 increased 21% over 1997 but was offset by overall lower prices and a sales mix with a higher percentage of lower valued products. Exports accounted for approximately 12% of consolidated net sales in 1998 versus 13% in 1997.

          The Asian region accounted for 67% of total export dollars in 1998 compared to 73% in 1997. The decline was due to much-publicized economic difficulties. The Far East shortfall was partially offset by increased exports to Mexico and South America destinations.

          COST OF PRODUCTS SOLD

          The cost of products sold in 1998 decreased 3% from the same 1997 period. Fresh Meats experienced an 8% decrease in 1998 costs versus the prior year. This decrease was primarily due to reduced average prices paid for live hogs and cattle, which overrode the effect of increases in pounds of pork and beef products sold. Fresh Meats' plant costs increased due primarily to higher labor costs and increased pork volume. Foodbrands America also experienced lower costs, on a comparable basis, due primarily to the lower pork raw material prices.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          1998 expenses were 48% higher than in 1997, due primarily to acquisitions. Additionally, higher incentive compensation and amortization of intangibles was partially offset by accrual of refunds of U.S. harbor maintenance taxes paid in prior years, based upon a U.S. Supreme Court decision which ruled their collection unconstitutional, as well as cessation of current year harbor tax expense.

          Foodbrands America's selling expense is much higher as a percentage of net sales compared to Fresh Meats due to the value-added nature of their respective product lines which require increased levels of customer contact, brand name development and promotional costs. Management expects that selling expense will continue to be significantly higher than in periods prior to the Foodbrands and Bruss acquisitions.

          INTEREST EXPENSE

          The 30% higher net interest expense in 1998 versus 1997 was primarily attributable to higher average borrowings brought about by several acquisitions in 1997 and 1998. IBP's effective interest rate in 1998 was lower than in 1997, which somewhat offset the higher average borrowings. The lower effective interest rate was attributable in part to lower short-term market rates in 1998, the retirement of Foodbrands' 10.75% Senior Subordinated Notes in the first quarter 1998, and a favorable market position with IBP's interest rate swap contract.


     LIQUIDITY AND CAPITAL RESOURCES
     -------------------------------
          The meat processing industry is characterized by significant working capital requirements. This is due largely to statutory provisions that generally provide for immediate payment for livestock, while it takes IBP on average about eight days to turn its product inventories and eighteen days to convert its trade receivables to cash. These factors, combined with fluctuations
     in   production  levels,  selling  prices  and  prices  paid  for livestock, can impact cash requirements substantially on a day-to-day basis. To provide cash for its working capital requirements, the company's credit facilities (more fully described in Note C to the consolidated financial statements) provide IBP with same-day access to an aggregate of $659 million in potential committed borrowings. The unused portion of the committed credit lines was $121 million at December 25, 1999.

          Although IBP has significant working capital requirements, its accounts receivable and inventories are highly liquid, characterized by rapid turnover. The following are key indicators relating to IBP's working capital, asset-based liquidity, and leverage ratios:

                                     December 25,     December 26,
                                         1999             1998
                                     ------------     ------------
       Working capital (in millions)     $158             $251
       Current ratio                    1.1:1            1.3:1
       Quick ratio                      0.6:1            0.7:1
       Number of days' sales in
         Accounts receivable             18.0             16.2
       Inventory turnover                24.2             28.2
       Earnings to fixed charges          6.3              5.2

          Working capital and associated liquidity ratios at year-end 1999 slipped relative to the prior year primarily because of increased short-term borrowings needed to fund acquisitions. Those ratios improved in the first quarter 2000 upon issuance of the $300 million of 7.95% 10-year notes discussed below, which reduced short-term debt by $125 million.

          Fresh Meats' accounts receivable and inventories were higher at year-end 1999 than at year-end 1998 due primarily to higher selling prices and livestock prices, especially on the pork side. These higher balances, along with the effect of customarily slower rates in the company's expanding foodservice business, contributed to slower consolidated receivables and inventory turnover rates.

          Total consolidated outstanding borrowings averaged $1.200 billion in 1999 compared to $968 million in 1998. Borrowings outstanding at December 25, 1999 under committed facilities totaled $540 million.

          On January 31, 2000, the company issued $300 million of 7.95% 10-year notes under its $500 million Debt Securities program registered with the Securities and Exchange Commission in 1996. As discussed above, the net proceeds were used to repay existing borrowings under credit facilities.

          In  the  acquisition of CBFA on February 7, 2000, IBP issued
     14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $344 million of CBFA's debt and preferred stock obligations. The debt was refinanced and the preferred stock was liquidated immediately upon completion of the transaction, utilizing existing IBP debt facilities.

          The purchase of the Foodbrands America, Inc. 10.75% Notes in the first quarter 1998 by IBP, inc. was funded with available credit facilities. The portion of borrowings under IBP's revolving credit facilities considered long-term was $218 million at year-end 1999 and $197 million at year-end 1998.

          The company invested $8 million in 1999 and $38 million in 1998 in life insurance contracts for key employees. Among other advantages, expected changes in the cash value of these contracts are intended to effectively act as a hedge against changes in the company's deferred compensation liabilities.

          Capital expenditures in 1999 totaled $209 million compared to $182 million in 1998. Significant projects with 1999 spending included various beef plant food safety projects, several plant expansions, and completion of the company's world headquarters complex. Over half of the 1999 spending was for revenue enhancement or cost-saving projects, while the remainder generally went toward upgrades and replacements of existing equipment and facilities.

          Management's estimate of capital spending in 2000 is in the range of $400 million, the majority of which has been designated for revenue enhancement and capacity expansion. The company intends to fund these expenditures with operating cash flows and available debt facilities.

     MARKET RISK
     -----------
          Interest Rates - The company manages interest cost  using  a mix of fixed and variable rate debt. To manage this mix in a cost-effective manner, the company may enter into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal
     amount.   These interest rate swaps effectively convert a portion
     of  the  company's fixed-rate debt to variable-rate debt or  vice
     versa.   A  sensitivity analysis indicates that, with respect  to
     interest  rate  derivative instruments in place at  December  25,
     1999 and December 26, 1998, a 100-basis point increase in the applicable market interest rate would not have had a material
     impact   on   the  company's  financial  position,   results   of
     operations, or liquidity.

          Foreign  Operations - Transactions denominated in a currency other than  the entity's functional currency are generally hedged using currency  forward  contracts to reduce this market  risk.
     These transactions primarily involve the company's Canadian subsidiary, which enters into currency forward and futures contracts to hedge
     its   exposures  on  receivables,  live  cattle,   and   purchase
     commitments  in  foreign  currencies.   A  sensitivity   analysis
     indicates that, with respect to currency-based derivatives in place at December 25, 1999 and December 26, 1998, a 10% change in currency exchange rates would not have had a material impact on the company's financial position, results of operations, or liquidity.

          Commodities - The company uses commodity futures contracts to hedge its forward livestock purchases which, in 1999, accounted for approximately 7% of its livestock purchases. The contract lives ranged from one to twelve months. A sensitivity analysis indicates that, for futures contracts open at December 25, 1999, a 10% increase in futures contract prices would increase hedging losses by $15 million. The comparable prior year figure was $13 million. Any change in the value of the futures contracts is generally balanced by an offsetting position in the cash market price of the delivered livestock. Neither the company's financial position nor its liquidity would have been materially impacted by the above increase in futures contract prices.

     YEAR 2000
     ---------
          The company has an internal team responsible for assessing the impact of Year 2000 and leading and monitoring the company's state of readiness with respect to this issue. All planning, implementation and testing was successfully completed before the end of 1999. The team has continued to monitor the company's systems.

          As part of the Year 2000 readiness program, significant service providers, vendors, suppliers, customers, and governmental entities ("Key Business Partners") that were considered critical to business operations around January 1, 2000, were identified. Steps were initiated to reasonably ascertain their stage of Year 2000 readiness as it related directly or indirectly to the company.

          The possible consequences of the company or its Key Business Partners not being fully Year 2000 compliant by January 1, 2000 included, among other things, temporary plant closings, delays in the delivery of products and/or receipt of supplies, invoice and collection errors and inventory and supply obsolescence. However, with some very minor exceptions, the company has not suffered any financial losses or operational inefficiencies resulting from the calendar advancing past January 1, 2000.

          The company also had in place a formal contingency plan to address risks considered critical to operations. This contingency plan will remain in place to ensure that any unforeseen Year 2000 or other critical issues can be addressed appropriately.

          The aggregate cost of the company's Year 2000 efforts was approximately $14 million, virtually all of which has been spent or committed. The spending included approximately $9 million for computer hardware, most of which was capitalized. The remaining $5 million was primarily for changes in computer software, all of which was expensed as incurred and funded with operating cash flows.

          The company's Year 2000 readiness program has been a very successful effort and, although continued monitoring of Business Systems is an ongoing process, the effort is essentially complete. The company does not anticipate any material adverse impact resulting from unforeseen Year 2000 issues.


                     Report of Independent Accountants
                     ---------------------------------

     To the Board of Directors and Stockholders of IBP, inc.:

          In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in redeemable stock, stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of IBP, inc. and its subsidiaries at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles
     generally  accepted  in  the  United  States  of  America.   In
     addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. The consolidated financial statements give retroactive effect to the merger of Corporate Brand Foods America, Inc. ("CBFA") on February 7, 2000 in a transaction accounted for as a pooling of interests, as described in Note L to the consolidated financial statements. We conducted our audits of
     these statements   in  accordance  with auditing standards generally
     accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     PricewaterhouseCoopers LLP
     Omaha, Nebraska
     February 7, 2000 except for the pooling described in Notes A and L, for which the date is March 20, 2000

           REPORT ON FINANCIAL STATEMENT INTEGRITY BY MANAGEMENT
           -----------------------------------------------------
     To our Stockholders:

        IBP's  consolidated financial statements have been  prepared  by
     management  and  we  are  responsible  for  their  integrity   and
     objectivity.   The accompanying consolidated financial  statements
     have  been  prepared  in  accordance  with  accounting  principles
     generally  accepted  in  the  United  States.   We  believe  these
     statements present fairly the company's financial position and results of operations.

        Our independent auditors, PricewaterhouseCoopers LLP, have audited these consolidated financial statements. Their audit was conducted using auditing standards generally accepted in the United States, which included consideration of our internal controls in order to form an independent opinion on the financial statements. We have made available to PricewaterhouseCoopers LLP, all the company's financial records, as well as the minutes of all meetings of stockholders, directors and committees of directors.

        IBP relies on a system of internal accounting controls to provide
     assurance  that  assets  are  safeguarded  and  transactions   are
     properly authorized and recorded. We continually monitor these controls, modifying and improving them as business operations change. IBP maintains a strong internal auditing department that independently reviews and evaluates these controls as well.

        The Audit Committee of the Board of Directors provides oversight to ensure the integrity and objectivity of the company's financial reporting process and the independence of our internal and external auditors. Both internal audit and PricewaterhouseCoopers LLP, have complete access to the Board's Audit Committee with or without the presence of management personnel.

        Our management team is responsible for proactively fostering a strong climate of ethical conduct so that the company's affairs are carried out according to the highest standards of personal and
     corporate   behavior.    This   responsibility   is   specifically
     demonstrated in IBP's conflict of interest policy which requires annual written acknowledgment by each and every officer and those management personnel so designated.

        We are pleased to present this annual report and the accompanying
     consolidated   financial   statements   for   your   review    and
     consideration.

     Most sincerely,





     /s/  Robert  L.  Peterson                  /s/  Larry  Shipley
     ------------------------------------       -----------------------
     Robert L. Peterson                         Larry Shipley
     Chairman and Chief Executive Officer       Chief Financial Officer
     IBP, inc.                                  IBP, inc.


                        IBP, inc. AND SUBSIDIARIES

               SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                               AND RESERVES

                     Fiscal Years 1997, 1998, and 1999
                              (In thousands)

                                                   Allowance
                                                 for Doubtful
                                                   Accounts
                                                 ------------
           Balance, December 28, 1996               $ 9,873

             Amounts charged to costs and expenses      618
             Recoveries of amounts previously
              written off                                39
             Write-off of uncollectible accounts       (850)
             Other                                      742
                                                     ------
           Balance, December 27, 1997                10,422

             Amounts charged to costs and expenses    2,161
             Recoveries of amounts previously
              written off                               231
             Write-off of uncollectible accounts       (290)
             Other                                      586
                                                     ------
           Balance, December 26, 1998                13,110

             Amounts charged to cost and expenses    12,352
             Recoveries of amounts previously
              written off                               100
             Write-off of uncollectible accounts     (8,344)
             Other                                      579
                                                     ------
           Balance, December 25, 1999               $17,797
                                                     ======